EXHIBIT 99.1

EXTERNAL DEBT OF CENTERPOINT ENERGY, INC. AND ITS SUBSIDIARIES
OCTOBER 28, 2002
($ in millions)

(1)	Principal amount on which 2% interest is paid.

(2)	The collateralized medium term notes (aggregating $150 million) and collateralized pollution control bonds (aggregating $924 million) are obligations of CenterPoint Energy, Inc. However, CenterPoint Houston Electric, LLC has issued first mortgage bonds aggregating $547 million and general mortgage bonds aggregating $527 million as collateral for the CenterPoint Energy, Inc. obligations.

(3)	Borrowings under $3.85 billion bank facility

(4)	Borrowings under $350 million bank facility

(5)	Advances under $150 million receivables facility

(6)	Borrowings under $850 million bank facility are collateralized by general mortgage bonds of CenterPoint Energy Houston Electric, LLC.